Exhibit 3.52

Clean Harbors White Castle, LLC

CERTIFICATE OF FORMATION

Pursuant to the provisions of Section 18-201 of the Limited Liability Company Act of the State of Delaware (the “Act”), the undersigned, being duly authorized, hereby certifies and states as follows:

1.             Name of the Limited Liability Company.  The name of the limited liability company formed hereby is Clean Harbors White Castle, LLC (the “LLC”).

2.             Registered Agent and Office of the LLC.  The name of the registered agent of the LLC in the State of Delaware is Capitol Corporate Services, Inc. and the registered office address of the registered agent for the purposes of Section 18-104 of the Act is 32 Loockerman Square, Suite 109, Dover, Kent County, Delaware 19901.

IN WITNESS WHEREOF, the undersigned hereby affirms that the facts stated herein are true, this 30th day of April, 2002.

/s/ C. Michael Malm
C. Michael Malm, Authorized Person

CLEAN HARBORS WHITE CASTLE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT effective as of May 1, 2002, by and among Eric W. Gerstenberg, Gene A. Cookson, Stephen H. Moynihan, Roger A. Koenecke, Carl Paschetag, and William J. Geary, as Managers; and Clean Harbors Disposal Services, Inc., a Delaware corporation, as the sole Member. Certain capitalized terms used herein have the respective meanings set forth in Section 14.01 hereof.

ARTICLE I
CAPITAL CORPORATE SERVICES, INC.,
ORGANIZATION

SECTION 1.01                                   Formation of the Company.  Clean Harbors White Castle, LLC (the “Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C § 18-101, et seq.), as amended from time to time (the “Delaware Act”), through the filing of the Certificate with the Delaware Secretary of State on the effective date of this Agreement. The parties hereto agree to conduct the business of the Company in accordance with the provisions of the Act and of this Agreement.

SECTION 1.02                                   Name, Registered Office, and Maintenance of Books and Records.  The name of the Company is “Clean Harbors White Castle, LLC.”  The initial address of the Company’s registered office in Delaware is 32 Lookerman Square, Suite 109, Dover, Dent County, Delaware 19901, and its initial agent at such address for service of process is Capitol Corporate Services, Inc. The Company’s books and records shall be maintained at c/o Clean Harbors, Inc., 1501 Washington Street, Braintree, Massachusetts 02184.  A Majority of the Managers may change the location at which the Company’s books and records shall be maintained to such other location within the United States as such Managers may determine at any time, upon written notice to the Member stating such new location.  A Majority of the Managers may also change the Company’s registered agent from time to time in their sole discretion.

SECTION 1.03                                   Purposes. The purposes and objectives of the Company are to own, lease, manage and/or operate a licensed hazardous waste facility, to provide environmental services, and to engage in any other lawful activities allowed to be conducted by a limited liability company.

SECTION 1.04                                   Powers.  Subject to the terms of this Agreement, and consistent with the purposes stated in Section 1.03 hereof, the Company shall have the following powers: (i) to enter into all agreements and engage in all activities and transactions necessary or advisable to carry out the Company’s purposes; and (ii) to have all other powers available to it as a limited liability company organized under the laws of the State of Delaware.  Without limitation of the foregoing, the Company shall have the powers: to acquire and dispose of assets and other property; to act as a general partner, limited partner, manager and/or member of any other Person; negotiate, enter into, and modify agreements including, without limitation, partnership agreements, limited liability company agreements, and leases or subleases of any real estate or personal property; to incur obligations for and in connection with its business; to borrow money and provide guarantees for the obligations of other Persons and, if required by any lender, as security therefor to mortgage, pledge and grant security interests in all or any part of the assets and other property owned by the Company; to repay, in whole or in part, refinance, consolidate, recast, increase, modify or extend any loans which may affect any of the assets and other property owned by the Company; and to execute any and all other documents and instruments and exercise all powers necessary or appropriate to carry out the business of the Company.

ARTICLE II

CONDUCT AND MANAGEMENT OF THE LLC

SECTION 2.01                                   Managers.  Except as otherwise provided in this Agreement for actions which require or permit approval by the sole Member, the business of the Company shall be under the control of the Managers. The names and current addresses of the initial Managers are as described in Schedule A hereto.  One or more substitute or additional Managers may be elected at any time in the future by the sole Member.  Each of the original Managers and any such substitute or additional Managers shall serve as a Manager until either (i) his voluntary resignation as a Manager, or (ii) his removal as a Manager with or without cause at any time by a Majority of the Managers or the sole Member.  The Managers shall not be required to make any Capital Contributions to the Company.

SECTION 2.02                                   Officers.

(a)                                 In order to facilitate the day-to-day operation of the Company’s business, the Company shall have the following Officers: a President,  Senior Vice Presidents, a Treasurer and a Secretary, and any such additional Officers as a Majority of the Managers may from time to time deem appropriate. The President shall be a Manager, but none of the other Officers need be a Manager. Unless otherwise determined from time to time by a Majority of the Managers or by the sole Member, Eric W. Gerstenberg shall be the President, Steven H. Moynihan shall be a Senior Vice President and an Assistant Treasurer, Roger Koenecke shall be a Senior Vice President, Carl Paschetag shall be the Treasurer, William J. Geary shall be a Vice President and the Assistant Secretary, and C. Michael Malm shall be Secretary. Unless otherwise determined from time to time by a Majority of the Managers or the sole Member, the President shall be the chief executive officer of the LLC, the Treasurer shall be responsible for maintaining the funds and financial books and records of the LLC, and the Secretary shall be responsible for maintaining the records of actions (whether by written consent or meeting) of the Managers and of the sole Member and the other non-financial records of the LLC. Each of the Officers of the LLC may be removed (and his successors elected) at any time by a Majority of the Managers or the sole Member.

(b)                                 Except as may otherwise be determined from time to time by a Majority of the Managers or the sole Member, the Managers hereby delegate to the President and any Senior Vice President then in office full authority to act on behalf of the LLC. Except as may otherwise be determined from time to time by a Majority of the Managers or the sole Member, each of the President and Senior Vice Presidents shall have, without further approval or consent of any of the other Managers or the sole Member, full authority: to acquire and dispose of assets and other property on behalf of the LLC; to negotiate, enter into, execute or modify agreements on behalf of the LLC including, without limitation, partnership agreements, limited liability company agreements, and leases or subleases of any real estate or personal property; to incur obligations for and on behalf of the LLC for and in connection with its business; to borrow money and provide guarantees for the obligations of other Persons and, if required by any lender, as security therefor to mortgage, pledge and grant security interests in all or any part of the assets and other property owned by the Company; to repay, in whole or in part, refinance, consolidate, recast, increase, modify or extend any loans which may affect any of the assets and other property owned by the Company; and to execute any and all other documents and instruments and exercise all powers necessary or appropriate to carry out the business of the Company.

SECTION 2.03                                   Authorization.

(a)                                 Every contract, agreement, and other instrument executed on behalf of the Company by any Manager, the President or any Senior Vice President, or by another Officer of the Company, if such execution is authorized by a Majority of the Managers, shall be conclusive evidence in favor of every person or entity relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Company was in existence, (ii) this Agreement had not been terminated or canceled or amended in any manner so as to restrict such authority (except as shown in the Certificate or other instrument duly filed with the Secretary of State of the State of Delaware), and (iii) the execution and delivery of such instrument were duly authorized by the Managers and/or the sole Member to the extent required.

(b)                                 Any person or entity dealing with the Company may always rely on a certificate signed by any Manager, the President, any Senior Vice President, the Secretary or an Assistant Secretary:

(i)                                     as to who are the Managers, the Officers or the Member of the Company,

(ii)                                  as to the existence or nonexistence of any fact or facts which (A) constitute conditions precedent to acts by the Company, or (B) are in any other manner germane to the affairs of the Company,

(iii)                               as to who is authorized to execute and deliver any instrument or document on behalf of the Company,

(iv)                              as to the authenticity of any copy of this Agreement and amendments thereto, or

(v)                                 as to any act or failure to act by the Company, or as to any other matter whatsoever involving the Company or any Manager or Officer or Member of the Company.

SECTION 2.04                                   Actions by Managers or the Sole Member. Approval of any action by the Company which under the terms of this Agreement requires approval by a Majority of the Managers may be granted either by a written consent signed by a Majority of the Managers or by an affirmative vote of a Majority of the Managers at a meeting held for such purpose either with or without prior notice.  Any Manager may participate in any such meeting by telephone if all

Managers participating in any such meeting shall be able to hear the other participating Managers. The participation of a Majority of the Managers shall constitute a quorum for all purposes. If any action is approved by a Majority of the Managers but any Manager shall not sign any written consent by which, or shall not participate in any meeting at which, such approval was granted, the Secretary of the Company shall promptly provide to such Manager following the date of such written consent or meeting a copy of such written consent or minutes of such meeting.  Any action taken by the sole Member under the terms of this Agreement shall be by written consent of the sole Member.

SECTION 2.05                                   Duty of Care. The sole Member acknowledges that decisions concerning the Company’s activities will involve the exercise of judgment and a risk of loss.  The Managers, the Officers and their Affiliates shall not be liable to the Company or the Member for any loss suffered by the Company or the Member which arises out of any action or omission of a Manager, an Officer or any Affiliate of a Manager or an Officer, provided that (i) such Manager, Officer or Affiliate determined, in good faith, that such course of conduct was in, or not opposed to, the best interest of the Company or was otherwise permitted by this Agreement, and (ii) such course of conduct did not constitute gross negligence or willful malfeasance, a material breach of this Agreement, or an intentional violation of federal or state law by such Manager, Officer or Affiliate. The Managers, the Officers, and their Affiliates shall not be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any employee, broker or other agent of the Company selected by the Managers or the Officers with reasonable care. Furthermore, the Managers, the Officers, and their Affiliates shall be entitled to indemnification by the Company to the extent provided in Article X hereof.

ARTICLE III

MEMBER

SECTION 3.01                                   Name, Address, and Capital Contribution.  The name and current address of the sole Member are as described in Schedule A hereto. On and after the date of this Agreement, the Member shall make to the Company either in cash or in other tangible or intangible property such Capital Contributions as shall be determined by the Member. The Treasurer shall record the Member’s Capital Contributions on the financial records of the Company.

SECTION 3.02                                   Limited Liability.  In accordance with the Delaware Act, the liability of the Member to the Company and its creditors shall be limited to (i) any unpaid Capital Contribution which the Member has agreed to make to the Company;  (ii) the amount of any distribution previously received from the Company which the Member may be required to return to the Company pursuant to Section 18-607(b) of the Delaware Act; and (iii) the unpaid balance of any other payments (if any) that the Member expressly is required, pursuant to this Agreement, to make to the Company.

SECTION 3.03                                   No Control of Company.  Except as otherwise provided in this Agreement, the Member, in its capacity as such, shall not take part in the management or control of the affairs of the Company, or undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

SECTION 3.04                                   Dissolution, Liquidation or Bankruptcy.  The dissolution, liquidation or bankruptcy of the Member shall not result in the termination of the Company, but the rights of the Member under this Agreement shall accrue to the Member’s successors, estate or legal representatives. Except as expressly provided in this Agreement, no other event affecting the Member (including but not limited to insolvency) shall affect this Agreement.

ARTICLE IV

EXPENSES AND COMPENSATION

SECTION 4.01                                   No Management Fee.  The Company shall not be obligated to pay to the Managers (or any Affiliate of the Managers) any management fee or similar compensation. However, the Managers shall be entitled to receive compensation from the Member and its Affiliates in the Managers’ respective capacities as officers and employees of the Member and its Affiliates.

SECTION 4.02                                   Expenses.  The Company shall be responsible for the payment from its own funds of all of the Company’s expenses.

ARTICLE V

DISTRIBUTIONS

SECTION 5.01                                   Amount, Timing and Form.  The Managers shall determine in their discretion the amount, timing and form of all distributions of Distributable Cash to be made by the Company to the sole Member.

ARTICLE VI

TAX ALLOCATIONS

SECTION 6.01                                   Allocations of Net Profit or Net Loss.  As described in Articles II, III and V above, the sole Member shall be responsible for all Capital Contributions to the Company, and the Company shall make all distributions to the Member.  All distributions of Net Profit or Net Loss by the Company will accordingly be made to the Member.  The Company shall therefore be treated for U.S. federal income tax purposes as a “disregarded entity” of which all of the beneficial interests are held by the sole Member.

ARTICLE VII

DURATION OF THE COMPANY

SECTION 7.01                                   Term of Company. The term of the Company commenced on the filing of the Certificate with the Delaware Secretary of State and shall continue until the date on which the Company is dissolved as provided in Sections 7.02 or 7.03 or by operation of law.

SECTION 7.02                                   Dissolution Upon Sale of Assets. The Company shall be dissolved in the event of the sale or distribution by the Company of all or substantially all of the assets of the Company.

SECTION 7.03                                   Dissolution by Written Consent of Member. The sole Member may dissolve the Company at any time by written consent executed by the Member and a copy of which shall be provided to the Managers.

ARTICLE VIII

LIQUIDATION OF THE COMPANY

SECTION 8.01                                   General Provisions. Following the dissolution of the Company in accordance with Article VII hereof, the Company’s assets shall be liquidated in an orderly manner. The Managers (or, at the Managers’ election, another Person selected by a Majority of the Managers) shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement.

SECTION 8.02                                   Liquidating Distributions. The liquidator shall pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors. Any Net Profit or Net Loss realized in connection with the liquidation of the Company shall be allocated to the Member pursuant to Article VI hereof, and the remaining assets of the Company shall then be distributed to the Member.  In performing its duties, the liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the liquidator shall determine to be in the best interest of the Company and the Member.

SECTION 8.03                                   Expenses of Liquidator.  The expenses incurred by the liquidator in connection with winding up the Company, and all other losses or liabilities of the Company incurred in accordance with the terms of this Agreement, shall be borne by the Company.

SECTION 8.04                                   Duration of Liquidation. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise associated with such a winding up.

SECTION 8.05                                   Duty of Care. The liquidator shall not be liable to the Company or the Member for any loss attributable to any act or omission of the liquidator in good faith and in a manner such liquidator reasonably believed to be in, or not opposed to, the best interests of the Company in connection with the liquidation of the Company and distribution of its assets and provided that such act or omission did not constitute gross negligence, willful misconduct or a material breach of this Agreement. The liquidator may consult with counsel, investment banking firms, consultants and accountants with respect to liquidating the Company and distributing its assets and may act or omit to act in accordance with the advice of such counsel, investment banking firms, consultants or accountants, provided they shall have been selected with reasonable care.

SECTION 8.06                                   No Liability for Return of Capital.  The liquidator(s), the Managers and their respective officers, directors, agents and Affiliates shall not be personally liable for the return of the Capital Contribution of the Member to the Company.

ARTICLE IX

TRANSFER OF INTERESTS

SECTION 9.01                                   Limitation on Transfer of Rights and Obligations of Managers.  The Managers shall not assign, pledge, mortgage, hypothecate, sell or otherwise dispose of or encumber all or any part of their rights or obligations under this Agreement without the prior written consent of the Member.

SECTION 9.02                                   Transfer of Member Interests.  Except as may otherwise be required to comply with applicable federal and state laws, the sole Member shall have the right to transfer all or any part of its interests in the Company by delivery to the Company of an assignment in writing duly executed by the Member.

ARTICLE X

INDEMNIFICATION

SECTION 10.01                            General Provisions.

(a)                                 Subject to the limitations set forth below in this Article X, each of the Managers, the Officers, the Affiliates of the Managers and the Officers, and the liquidator (if any), (each such Person being referred to hereafter as an “Indemnitee”), shall be indemnified by the Company (but only out of Company assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Indemnitee shall become a party or shall be threatened to become a party, by reason of the Indemnitee’s being at the time the cause of action arose or thereafter, a Manager, an Officer, an Affiliate of a Manager or an Officer,, a liquidator (if any), or a director, officer, member, partner, employee, consultant or other agent of any other organization in which the Company owns an interest, which other organization the Indemnitee serves or has served as director, officer, manager, member, partner, employee, consultant or other agent at the request of the Company (whether or not the Indemnitee continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened). Each Indemnitee may be entitled to such indemnification notwithstanding that the Company has sold, assigned, distributed or otherwise transferred its investment in such other organization prior to the time that such action, suit or proceeding is brought or threatened.

(b)                                 The Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding (i) not to have acted in good faith and in the reasonable belief that the Indemnitee’s action was in accordance with such Person’s obligations to the Company or to have acted with gross negligence or a willful disregard of his duties, or in breach of his fiduciary obligations, or (ii) with respect to any criminal action or proceeding, not to have had cause to believe beyond any reasonable doubt the Indemnitee’s conduct was criminal. In the event of settlement of any action, suit or proceeding brought or threatened, the indemnification provided for in this Article X shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the Person seeking indemnification, in the opinion of such counsel, did not act in good faith or acted with gross negligence or a willful disregard of such Person’s duties, or in breach of such Person’s fiduciary obligations, or, with respect to any criminal action or proceeding, that the Person seeking indemnification had reasonable cause to believe such Person’s conduct was criminal.

(c)                                  The right of indemnification provided for in this Article X shall be in addition to any rights to which any Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee.  Such Indemnitee shall first use reasonable efforts to pursue other readily available sources of indemnification before pursuing a claim for indemnification against the Company under this Article X.

SECTION 10.02                            Advance Payment of Expenses.  The Company shall pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Indemnitee satisfactory to the Managers to repay such payment if he shall be determined to be not entitled to indemnification therefor as provided herein; provided, however, that in such instance the Indemnitee is not commencing an action, suit, or proceeding against the Company, or defending an action, suit or proceeding commenced against the Indemnitee by the Company, or opposing a claim by the Company arising in connection with any such potential or threatened action, suit or proceeding.

SECTION 10.03                            Insurance.  At its election, the Managers may cause the Company to purchase and maintain insurance, at the expense of the Company and to the extent available, for the protection of the Managers, the Officers, the Affiliates of the Managers and the Officers, any liquidator, and the directors, officers, employees, consultants or other agents of any such Person, against any liability incurred by any such Person in any such capacity or arising out of his status as such, whether or not the Company has the power to indemnify such Person against such liability. The Managers may also cause the Company to purchase and maintain insurance for the protection of any officer, director, employee, consultant or other agent of any other organization in which the Company owns an interest or of which the Company is a creditor against similar liabilities, whether or not the Company has the power to indemnify any such Person against such liabilities.

ARTICLE XI

ACCOUNTING; RECORDS AND REPORTS

SECTION 11.01                            Fiscal Year. The fiscal year of the Company shall be the calendar year, or such other year as required by the Code.

SECTION 11.02                            Keeping of Accounts and Records.  At all times the Managers shall cause to be kept proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account, together with (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate of the Company (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any of the aforesaid documents has been executed; and (iv) financial statements of the Company for each of the prior three years, shall at all times be maintained at the location specified in Section 1.02 hereof.

SECTION 11.03                            Inspection Rights.  Until the liquidation of the Company has been completed, the Member may examine the Company’s books, records, accounts and assets, including bank balances, and may make, or cause to be made, any audit thereof at the Company’s expense.

SECTION 11.04                            Reports.  The Managers shall prepare and transmit to the Member at the Company’s expense such financial and other reports as shall be determined from time to time by the Member.

ARTICLE XII

WAIVER AND AMENDMENT

SECTION 12.01                            Waiver and Amendment.  Except for any waiver or amendment of the provisions of Sections 2.5 and 10.01 through 10.03 hereof which would adversely affect any Manager (or any Affiliate of a Manager), the terms and provisions of this Agreement may be waived, modified, terminated or amended at any time by the sole Member. The sole Member shall not waive or amend any provision of Sections 2.05 or 10.01 through 10.03 hereof in such a manner as would adversely affect any Manager (or any Affiliate of a Manager) without the written consent of such Manager.

ARTICLE XIII

GENERAL PROVISIONS

SECTION 13.01                            Notices.  Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements shall be in writing and shall be deemed to have been properly given by (i) personal delivery, (ii) first class mail, postage prepaid, (iii) electronic facsimile transmission, or (iv) courier service, addressed in each case: if to the Company, at the address where the Company’s books and records are maintained as specified in Section 1.02 hereof; if to a Manager, at such Manager’s address set forth in Schedule A; and if to the Member, to the Member’s address set forth in Schedule A, or, in each case, to such other address or addresses (and/or by e-mail or other manner of delivery) as the addressee may have specified by written notice as aforesaid.

SECTION 13.02                            Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and legal representatives of the parties hereto.

SECTION 13.03                            Counterparts. This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be).

SECTION 13.04                            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 13.05                            Construction. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act shall be deemed to refer to such sections or provisions of the Code or the Delaware Act (or any successor legislation) as they may be amended after the date of this Agreement.

ARTICLE XIV

CERTAIN DEFINITIONS

SECTION 14.01                            Certain Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate “ means, with respect to the Person to which it refers, a Person that either (i) directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person or (ii) is the successor or assign to such Person.

“Agreement” means this Limited Liability Company Agreement, as it may be subsequently amended or restated in accordance with its terms.

“Capital Contribution “ means the aggregate amount of cash or other property contributed by the Member to the Company pursuant to this Agreement.

“Certificate “ means the certificate of formation of the Company and any amendments or restatements thereof as filed with the Delaware Secretary of State under the Delaware Act.

“Code “ means the United States Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time, or any successor statute thereto.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Distributable Cash “ means all cash of the Company that the Managers determine is available for distribution to the Member after the payment or provision for payment by the Company of all expenses incurred by the Company and in collecting any amounts then owed to the Company and so attributable.

“Indemnitee “ shall have the meaning set forth in Section 10.01.

“Majority of the Managers” means (i) at least four of the Managers if there are then six Managers, (ii) at least three of the Managers if there are then five or four Managers, (iii) at least two of the Managers if there are then three Managers, and (ii) both of the Managers if there are then only two Managers.

“Manager” means each of the Persons then serving as a Manager of the Company in accordance to Section 2.01 hereof, in his capacity as a Manager of the LLC.

“Member” means Clean Harbors Disposal Services, Inc., a Delaware corporation.

“Net Profit” or “Net Loss “ means, with respect to any fiscal year, the sum of the Company’s: (a) net profit or loss as determined in accordance with the Code and the Regulations thereunder, and (b) any income exempt from federal income tax, after deduction of all expenses properly chargeable to the Company for such fiscal year (whether deductible or non-deductible and whether described in Section 705(a)(2)(B) of the Code, treated as so described pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), or otherwise).  For this purpose, Net Profit or Net Loss shall be determined in accordance with tax accounting principles rather than generally accepted accounting principles, and any expenses required to be capitalized and included in the Company’s adjusted tax basis in any asset or which reduce the amount realized by the Company on the disposition of any asset shall be disregarded.

“Officers” means the President, the Senior Vice President, the Treasurer, the Secretary, and any such other officers of the Company as shall be elected by a Majority of the Managers or the sole Member in accordance with Section 2.02(a) hereof.

“Person “ means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so admits.

“Treasury Regulations” mean the Regulations promulgated by the United States Department of the Treasury under the Code, as amended.

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the effective date first above written.

MANAGERS:

/s/ Eric W. Gerstenberg
Eric W. Gerstenberg

/s/ Gene A. Cookson
Gene A. Cookson

/s/ Stephen H. Moynihan
Stephen H. Moynihan

/s/ Roger A. Koenecke
Roger A. Koenecke

/s/ Carl Paschetag
Carl Paschetag

/s/ William J. Geary
William J. Geary

MEMBER:

CLEAN HARBORS DISPOSAL SERVICES, INC.

By:	/s/ Stephen H. Moynihan
Stephen H. Moynihan
Senior Vice President

CLEAN HARBORS WHITE CASTLE, LLC

SCHEDULE A

Name and Address

Managers:	Sole Member:

Eric W. Gerstenberg	Clean Harbors Disposal Services, Inc.
c/o Clean Harbors, Inc.	1501 Washington Street
1501 Washington Street	Braintree, MA 02184
Braintree, MA 02184

Gene A. Cookson
c/o Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02184

Stephen H. Moynihan
c/o Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02184

Roger A. Koenecke
c/o Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02184

Carl Paschetag
c/o Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02184

William J. Geary
c/o Clean Harbors, Inc.
1501 Washington Street
Braintree, MA 02184